Exhibit 99.1

Contact:	Wayne Wetherell
ImageWare Systems, Inc.
858-673-8600

FOR IMMEDIATE RELEASE

ImageWare Systems Reports 2005 First Quarter Results

SAN DIEGO, May 16, 2005 – ImageWare Systems, Inc. (AMEX: IW), a world leading developer and provider of identity management solutions, today reported financial results for the first quarter ended March 31, 2005.

For the quarter ended March 31, 2005 total revenues were $2.8 million, an increase of approximately 22% from $2.3 million reported for the first quarter of 2004. The increase from the prior year is due to increases in revenues of $1.0 million from ImageWare’s (IWS) identification segment due primarily to sales of the core technology, the IWS™ Biometric Engine.  The net loss for the quarter decreased to $0.9 million, or $0.10 per share, compared with a net loss of $2.3 million, or $0.21 per share for the same period last year. The decrease in the net loss is due to a $1.3 million reduction in interest expenses.

The loss from operations totaled $1.2 million in the quarter as compared to $1.0 million in the first quarter of 2004.  The increase is due to planned escalation in selling expenses for additional headcount and stepped up selling activities and lower gross margins in the quarter compared to last year due to product mix.

“It is becoming ever more apparent that the domestic and world markets for ID management solutions are beginning to move toward wholesale adoption of biometric technologies,” said Jim Miller, chairman and CEO of ImageWare System, Inc. “We feel that over the next 12 to 36 months the rate of adoption will be unprecedented.  Our recently introduced Biometric Engine places ImageWare in a unique position of offering the market a platform which will enable users to incorporate biometrics into their ID management solutions with the greatest flexibility in terms of the number of biometrics supported and scalability.”

Mr. Miller added, “We have taken much of the risk out of the decisions related to the adoption of biometrics in that we offer a platform which is agnostic with regard to the choice of biometrics and related technology and we enable the user to change from one biometric technology to another or add additional biometrics without having to move to a new system or lose the functionality of the data they have already built.”

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Miller also noted that in recent months ImageWare has improved its competitive position in the identity management market with the following developments:

•                  The launch of IWS™ Desktop Security, a comprehensive authentication management infrastructure software tool specifically designed to provide enterprise networks with advanced authentication mechanisms.  IWS Desktop Security will be integrated into our biometric, secure credential and law enforcement offerings and will provide organizations with a comprehensive security solution that is customizable while securing the identity of the entire system.  IWS Desktop Security represents a key component in our strategy to empower government and private sector organizations with infrastructure tools that have the ability to combine identification and verification capabilities with additional layers of authentication and authorization.

•                  An agreement with NEC Personal Products, Ltd. to cooperatively co-develop integrated Trusted Platform Module (TPM) security solutions for the Japanese Enterprise market.  Both companies will work collaboratively to integrate our authentication security technology into NEC’s TPM and fingerprint sensor embedded computer product lines.  The companies will also undertake joint marketing initiatives in order to develop new business opportunities together through new and existing business relationships, distributors and systems integrators in Japan.

•                  The attainment of additional FBI certifications of the Company’s IWS™ Law Enforcement identity management solution, which includes the IWS™ Biometric Engine, providing integrated fingerprint and palmprint biometric management for civil and law enforcement use. These additional certifications were obtained using Identix and Cross Match livescan devices.  We recently announced our initial FBI certification using Smiths Heimann’s Livescan device. Attaining this certification represents compliance with FBI’s Integrated Automated Fingerprint Identification System (IAFIS) Image Quality Specifications (IQS) and allows ImageWare to be the first company to integrate and certify livescan devices from all three livescan vendors.

About ImageWare Systems, Inc.

ImageWare Systems, Inc. (AMEX:IW) is a world leading developer and provider of identity management solutions, providing biometric, secure credential, law enforcement and digital imaging technologies. Scalable for worldwide deployment, the Company’s biometric product line includes a multi-biometric engine that is hardware and algorithm independent, enabling the enrollment and management of unlimited population sizes. ImageWare’s identification products are used to manage and issue secure credentials including national IDs, passports, driver licenses, smart cards and access control credentials. ImageWare’s digital booking products provide law enforcement with integrated mug shot, fingerprint Livescan and investigative capabilities. The Company also provides comprehensive digital workflow solutions for the professional photography industry. ImageWare is headquartered in San Diego, with offices in Canada and Germany. For more information visit www.iwsinc.com.

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Safe Harbor Statement

Statements in this press release that are not strictly historical in nature are forward-looking statements. These statements include, but are not limited to references to the proposed financing, the anticipated use of the net proceeds of the proposed financing, and expectations regarding future operating results. Forward-looking statements involve known or unknown risks, uncertainties and other factors, which may cause our actual results, performance or achievements, or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include but are not limited to: the risk that the equity investment does not close as anticipated; the risk that the Company’s target markets will not grow as expected; risks related to our ability to achieve and sustain profitability and generate cash internally or to obtain adequate capital for operations from outside sources; risks related to our acquisition strategies and the integration of acquired companies; risks associated with our dependence on a small number of large sales to customers with political purchasing constraints; risks related to our lengthy sales cycle; our reliance on third-party systems integrators and on third-party technology licenses; fluctuations in our operating results; continued new product introductions and market acceptance of our new products; new product introductions by competitors; technological changes in the our industry; uncertainties regarding intellectual property rights. For a discussion of these and other factors which may cause our actual events or results to differ from those projected, please refer to the Company’s most recent annual report on Form 10-KSB and quarterly reports on Form 10-QSB, as well as other subsequent filings with the Securities and Exchange commission.

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SELECTED COMPARATIVE FINANCIAL HIGHLIGHTS

In thousands, except share and per share amounts

	Three Months Ended March 31,
	2005	2004
Revenues
Product	$2,315	$1,814
Maintenance	495	444
Total Revenues	2,810	2,258

Cost of Revenue
Product	845	460
Maintenance	268	221

Gross Profit	1,697	1,577
	60%	70%
Operating Expenses
General & administrative	1,083	1,126
Sales and marketing	941	656
Research and development	691	633
Depreciation and amortization	159	186
Total Operating Expenses	2,874	2,601

Loss from operations	(1,177)	(1,024)

Interest (income) expense, net	(6)	1,291
Other (income) expense, net	(44)	(20)

Loss from contining operations before income taxes	(1,127)	(2,295)

Income taxes	—	—

Loss from continuing operations	(1,127)	(2,295)

Discontinued operations:
Gain (loss) from operations of discontinued Digital Imaging Asia Pacific Component (including gain of $233 in 2005)	223	(10)
Income tax benefit (expense)	—	0
Gain (loss) on discontinued operations	223	(10)

Net loss	$(904)	$(2,305)

Per share data - basic and diluted
Net loss from continuing operations	(0.10)	(0.21)
Discontinued operations	$0.02	$(0.00)
Net loss per common share	$(0.08)	$(0.21)

Basic and diluted common shares	12,036,104	11,210,019

CONSOLIDATED BALANCE SHEET

In thousands

March 31, 2005
Assets:
Cash	$1,928
Restricted cash and cash equivalents	106
Accounts receivable, net	1,890
Inventories	840
Other current assets	272
Property and equipment, net	517
Other assets	785
Intangible assets, net	689
Goodwill	4,661
Total Assets	$11,688

Liabilities and Shareholders’ Equity:
Current liabilities	$3,180
Pension obligation	800
Stockholders’ equity	7,708
Total Liabilities and Shareholders’ Equity	$11,688